Exhibit 99

VIACOM CHIEF FINANCIAL OFFICER MICHAEL J. DOLAN

TO LEAVE THE COMPANY AT END OF 2006

--Viacom Chief Administrative Officer Thomas Dooley

To Assume Additional Duties of CFO--

NEW YORK, November 9, 2006 -- Viacom Inc. (NYSE: VIA and VIA.B) announced today that Michael J. Dolan, Executive Vice President and Chief Financial Officer, will leave the company at the end of 2006. Thomas Dooley, Viacom Senior Executive Vice President and Chief Administrative Officer, will take on the additional duties of Chief Financial Officer following Mr. Dolan’s departure.

Mr. Dolan said: "I came to Viacom for the opportunity to help lead a newly minted public company out of the gate, and the challenge of setting it on a strong financial path. I am proud that we have accomplished these goals and that Viacom is very well-positioned financially to prosper and succeed. I leave with the knowledge and confidence that the company has all the capabilities and the resources it needs to move ahead under the very able leadership of Philippe Dauman. I am looking forward to working with Philippe and Tom over the coming weeks to ensure a smooth hand-off of all financial operations.”

Mr. Dauman, President and Chief Executive Officer of Viacom, said: "Mike made an invaluable contribution to Viacom during an important period in its history. His input and counsel since I became CEO have been extremely valuable. He has been an energetic and talented advocate for the company in the financial markets and I look forward to working with him through the rest of the year. All of us at Viacom thank him for his contributions and we wish him all the best in the future.

“I am extremely pleased that Tom has agreed to take on the additional duties of Chief Financial Officer. Tom is one of the most financially astute executives I have ever known with a keen understanding of Viacom’s businesses. We have been a successful team for many years and I am absolutely certain he will build on the significant progress that Mike has achieved.”

Mr. Dooley was named Senior Executive Vice President and Chief Administrative Officer of Viacom in September 2006, reporting to Mr. Dauman, who was appointed President and Chief Executive Officer. Mr. Dooley has worked closely with Mr. Dauman for more than 20 years. Before joining Viacom, they had been Co-Chairmen and Chief Executive Officers of DND Capital Partners, L.L.C., a private equity firm specializing in media and telecommunication investments. Prior to forming DND Capital Partners in June 2000, Mr. Dooley was Deputy Chairman of Viacom Inc. with Mr. Dauman. He held various corporate positions at Viacom from 1980 to 2000, including member of the Executive Committee and Executive Vice President, Finance, Corporate Development and Communications, during which time he was the senior executive responsible for the company’s financial matters. Mr. Dooley served as a member of the Viacom Board from 1996 to 2000 and rejoined the Board in 2006.

Before joining Viacom in April 2005, Mr. Dolan was Chairman and Chief Executive Officer of Young & Rubicam Inc., a diversified advertising agency and marketing services company from 2000 to 2003, prior to which he was President and Chief Operating Officer (2000), as well as Vice Chairman and Chief Financial Officer (1996-2000). Mr. Dolan joined Y&R from PepsiCo, where he held a number of senior financial and operational positions beginning in 1990. Mr. Dolan began his career at Morgan Guaranty Trust (now J.P. Morgan) and later joined Booz Allen Hamilton, where he rose to partner and worked on strategy projects for the bank, media, industrial and consumer goods manufacturing sectors.

About Viacom

Viacom is a leading global entertainment content company, with prominent and respected brands in focused demographics. Engaging its audiences through television, motion pictures and digital platforms, Viacom reaches its audiences wherever they consume content. Viacom’s leading brands include the multiplatform properties of MTV Networks, including MTV, VH1, Nickelodeon, Nick at Nite, Comedy Central, CMT: Country Music Television, Spike TV, TV Land, Logo and more than 130 networks around the world, as well as digital assets such as Neopets, Xfire and Atom Entertainment; BET Networks; Paramount Pictures; Paramount Home Entertainment, DreamWorks and Famous Music. More information about Viacom and its businesses is available at www.viacom.com.

CONTACT:	Carl Folta	212-258-6352

carl.folta@viacom.com